General Cable

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and Investor Relations (859) 572-8684	July 25, 2006

GENERAL CABLE REPORTS SECOND QUARTER REVENUE AND EARNINGS; EPS OF $0.80

HIGHLAND HEIGHTS, KENTUCKY, July 25, 2006 – General Cable Corporation (NYSE: BGC) reported today revenues and earnings for the second quarter. Revenues of $987.1 million were up 19% on a metal-adjusted basis. Net income for the second quarter of 2006 was $41.5 million compared to adjusted net income of $13.9 million in the second quarter of 2005. Included in the second quarter 2005 results were pre-tax charges of $3.5 million associated with the closure of certain of the Company’s manufacturing facilities. These costs reduced reported earnings per share by $0.04 in that period. Earnings per share on a diluted per share basis for the second quarter ended June 30, 2006 was $0.80 compared to adjusted earnings per share of $0.27 in the second quarter of 2005, an increase of 196%.

Second Quarter Highlights

•	Achieved 13th consecutive quarter of positive year-over-year metal-adjusted revenue growth.

•	Increased year-over-year second quarter operating margins by approximately 330 basis points, on a metal-adjusted basis.

•	Continued the turnaround in North American industrial and networking businesses on the strength of market demand, operating execution and improved pricing.

•	Results were achieved despite a 50% sequential increase in copper Comex prices.

Second Quarter Results

Net sales were up in all reported business segments in the second quarter of 2006 compared to metal-adjusted net sales in the second quarter of 2005. Net sales for the second quarter of 2006 were $987.1 million, and represent an increase in metal pounds sold of 22% versus the second quarter of 2005. Acquired businesses added $112.7 million of sales and accounted for 12.7 points of the volume growth in metal pounds sold in the second quarter of 2006. The average price per pound of copper and aluminum increased $1.84 (120%) and $0.39 (45%), respectively, to $3.37 and $1.26 from the second quarter of 2005 to the second quarter of 2006, and were up $1.12 (50%) and $0.11 (10%) from the first quarter of 2006, respectively.

Second quarter 2006 operating income was $70.4 million compared to second quarter 2005 adjusted operating income of $31.5 million, an increase of $38.9 million or 123%. Operating earnings as a percent of metal-adjusted net revenues were 7.1% in the second quarter of 2006 compared to an adjusted operating earnings percentage of 3.8% in the second quarter of 2005, an increase of approximately 330 basis points.

The improvement in operating earnings was driven by increased factory utilization, and a significantly improved pricing environment across most of the Company’s product lines and geographies, including a reduction in the time to recover raw material inflation. Also, strong productivity gains in several of the Company’s North American manufacturing facilities, as well as factory improvements in Europe and Asia Pacific from the application of LEAN manufacturing techniques, have led to improved earnings. In addition, during the second quarter, as a result of certain customer shipments being delayed into the third quarter, the Company benefited from copper hedge positions that were closed in June prior to the recognition of the hedged sale transactions. The Company also benefited from the forward purchase of a small portion of its copper requirements due to concerns over supply tightness. Combined, the Company estimated the incremental operating profit realized in the second quarter from these items was about $8.5 million, or $0.10 per share.

“For the first time in several years, all of our product lines are in the black, including the North American industrial and local area networking businesses, which have been dilutive to earnings for the last few years,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “The early recognition of the long-term need for fresh investment in energy exploration, production, transmission and distribution infrastructure around the world and our related decision to acquire BICC in 1999 and Silec last year are starting to pay real dividends for our shareholders. We continue to look globally for additional investment opportunities in this sector which now represents approximately 45% to 50% of our annual revenues.”

“Asia Pacific’s financial performance is benefiting from strong demand in Australia and the Pacific Islands. We are also seeing positive demand and stronger pricing trends in Portugal, Brazil, Angola, and Canada. The French market is also improving, particularly for power and industrial cables. At the same time we are seeing improved project pricing and demand in the global high-voltage market for underground cables, connectors, and systems engineering. As a result, our Silec acquisition is on track to be marginally accretive this year with significant opportunity for improvement in 2007,” Kenny continued.

“I am especially proud of our efforts to manage our working capital and liquidity during the quarter which helped offset the traditionally higher working capital requirements during the peak building season and the continuing funding of higher copper costs in our receivables. As a result, our strong earnings based cash flows resulted in a reduction in net debt of $23 million during the second quarter,” Kenny concluded.

Segment Results

The Energy segment metal-adjusted revenues were up 32%, or 12% before the impact of acquisitions. This increase was led by North American aluminum overhead transmission cable growth of 37%, measured by metal pounds sold, as interconnection project activity increased. Industry lead times for new projects have increased to several months. Operating income in the Energy segment was up $9.8 million to $25.2 million, and operating margin improved approximately 130 basis points from the second quarter of 2005, primarily as a result of the additional leverage of fixed costs on incremental volume, recovery of raw material price inflation, and increased market pricing. This result includes $55 million in Silec revenues at low operating margins which the Company expects to improve over time through accelerating marketing and manufacturing synergies, improved pricing, and the implementation of LEAN initiatives.

Industrial & Specialty cables metal-adjusted revenue was up 20% in the second quarter of 2006 compared to the second quarter of 2005. Before the impact of acquisitions, metal pounds sold increased 12.3% due to strong demand in North America for marine, mining, oil and gas exploration and production products as well as strong European end markets. Favorable manufacturing volume productivity, particularly for marine and mining products, continues to drive incremental operating profits. In addition, the pricing environment for industrial cables in Europe and North America has improved compared to the second quarter of 2005. Operating earnings for the second quarter were $30.8 million, up $20.6 million or three times greater than the second quarter of 2005 and resulted in an improvement in operating margins of 420 basis points to 7.0%. This result includes $51.3 million in acquired revenues with minimal operating contribution.

“Utilization levels across all energy and industrial businesses are quite high and industry-wide lead times have lengthened in Europe and North America. Demand for medium and high voltage power cables is particularly strong, driven by the interconnection of generating plants, alternative energy, and grid reinforcement in populous metropolitan areas,” Kenny said.

Communication cables segment revenues declined about 3% on a metal-adjusted basis without the impact of acquisitions. Networking sales globally were up approximately 30%. The increase in networking sales is a result of strong demand for higher performance cables and warranted systems as well as accelerating pricing in the market. The Company’s products supporting the General Cable-Panduit alliance have gained wide acceptance in the marketplace, particularly by the Fortune 1000 in North America. This quarter represents the fourth consecutive quarter of year over year metal-adjusted revenue growth for networking cable in excess of 20%. Our specialty military and private network fiber optics business is also contributing to profit growth, partially due to the consolidation of the manufacturing facility into the Helix/Hitemp platform acquired last year from Draka. Partially offsetting these increases was continued lower unit demand for outside plant telecommunications cables. With manufacturing capacity for telecommunications cables coming out of the market faster than declines in demand, capacity utilization has been increasing which has helped drive spot and contractual pricing higher. At the same time, the lag between recognition of raw material increases and price increases for the Company’s products in the market was significantly shortened. In addition, the Company continues to benefit from cost savings from its 2005 plant rationalization, and improved factory floor productivity with respect to labor, scrap and throughput. In all, segment operating earnings were up $8.5 million to $14.4 million, an increase of 144%.

Selling, general and administrative expenses in the second quarter of 2006 were $59.1 million compared to $43.3 million in the second quarter of 2005. The increase in expenses is due principally to the addition of Silec and Beru, acquired in late 2005, higher commissions and other selling costs resulting from increased sales, as well as an increase in performance based incentive compensation. Selling, general and administrative expenses were 6.0% and 5.2% of metal-adjusted net sales in the second quarter of 2006 and 2005, respectively.

The Company’s effective tax rate for the second quarter of 2006 was 29.7%; lower than the statutory rate due to a reduction in deferred state tax valuation allowances of approximately $3.7 million and a reduction in the expected full-year effective rate to 36.5%. The combined items increased reported earnings per share for the second quarter by $0.09.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on August 24, 2006 to preferred stockholders of record as of the close of business on July 31, 2006. The Company expects the quarterly dividend payment to approximate $0.1 million.

Third Quarter 2006 Outlook

Commenting on the outlook for the third quarter of 2006, Kenny said “Our annualized revenues in the European Union are approaching $1.3 billion or almost 40% of total Company revenue. With our business more leveraged to Europe than in the past, we expect the seasonal slowdown in the third quarter will be slightly more pronounced this year due to the traditional August holiday period in Europe. Overall, for the third quarter we expect revenues between $950 and $975 million and earnings per share of between $0.50 and $0.55, an increase of 92% to 115% from the adjusted earnings per share of $0.26 in the third quarter of 2005,” Kenny concluded.

General Cable will discuss second quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, July 26. For more information please see our website at www.generalcable.com.

With $3.5 billion of annualized revenues and 7,500 employees, General Cable (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. Visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its pension accounting practices; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006, as well as periodic reports filed with the Commission

TABLES TO FOLLOW

Release No. 0512
7/25/06